                                 MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT ("Agreement"), is made and entered into as of February 11, 1994, by and between PLAZA CAMINO REAL ("Owner"), a California limited partnership with offices at c/o CenterMark Properties, Inc., 611 Olive Street, Suite 1555, St. Louis, Missouri 63101, and CENTERMARK PROPERTIES, INC. ("Agent"), a Missouri corporation with offices at 611 Olive Street, Suite 1555, St. Louis, Missouri 63101.

                                   R E C I T A L S:

     A. Owner owns certain property located in Carlsbad, California, legally described on EXHIBIT A attached hereto and made a part hereof (the "Property"), on which there is located a regional shopping center commonly known as "Plaza Camino Real Mall" (the "Project");

     B. Agent is experienced in the management, operation and maintenance of shopping centers, and Owner desires to engage Agent to manage, operate, maintain and lease the Project;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, covenant and agree with each other as follows:

     1.     CERTAIN DEFINITIONS.

      "AFFILIATE" means any Person directly or indirectly controlling, controlled by or under common control with another Person. As used in the preceding definition, "control" includes, as to any Person, the ownership of fifty percent (50%) or more of the legal or beneficial interest in such Person or the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. For all purposes hereunder, the following entities shall be considered Affiliates of
Agent: (a) General Growth Properties, Inc. ("General Growth"); (b) Westfield Holdings Limited ("Westfield"); (c) Westfield Corporation, Inc. ("WCI"); (d) General Growth Management, Inc. ("GG Management"), (e) GGP Limited Partnership ("GGP"); and (f) any entity which is at least fifty percent (50%) owned directly or indirectly by one or more of Agent, General Growth, GGP, WCI, GG Management, WCI and Westfield or a Person that owns directly or indirectly at least fifty percent (50%) of the voting power of Agent, General Growth, GGP, WCI, GG Management, WCI and Westfield.

     "GENERAL PARTNER" means CenterMark Properties, Inc., a Missouri corporation, or any permitted assignee thereof under the Partnership Agreement.

     "INDEX" with respect to any applicable calculation that is provided for herein, for each particular year or period in


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question, means the "All Items" portion of the Consumer Price Index for All
Urban Consumers: All Cities (1982-84 = 100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor. If the Index ceases to use the 1982-84 average equaling 100 as the basis of calculation, or if a change is made in the terms or number of items contained in the Index, of if the Index is altered, modified, converted or revised in any way, then the Index shall be determined by reference to the index designated as the successor to the prior Index or other substitute index published by the government of the United States and new index numbers shall be substituted for the old index numbers in making the calculations, as may be appropriate. If at any time the Bureau of Labor Statistics shall no longer publish such Index, then any successor or substitute index to the Index published by said Bureau or other governmental agency of the United States, and similarly adjusted as foresaid, shall be used. If such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication selected by Owner and reasonably acceptable to Agent shall be used in evaluating the information theretofore used in determining the Index.

      "LEASE" means any lease, sublease, license to occupy or other right of occupancy, use or possession of the Project or any part thereof, entered into or granted by or on behalf of Owner, whether temporarily or for a fixed or periodic term, whether or not recorded, whether oral or written, including, without limitation, any storage license, cart or kiosk license or lease. "LEASES" means each and every Lease in effect at the applicable time, collectively.

      "LIMITED PARTNERS" means BARTFAM, a California limited partnership, Cecile C. Bartman, an individual, Cecile C. Bartman, Executor of the Estate of Fred A. Bartman, Jr., Cecile C. Bartman, Trustee of The Bernard Citron Trust, Harry J.L. Frank, Jr. and James H. Frank, Trustees of the Harry J.L. Frank, Jr. and Margaret S. Frank Family Trust, and their permitted assignees under the Partnership Agreement.

      "NET WORTH" means, as to any Person, as of a particular date, such Person's equity (determined in accordance with generally accepted accounting principles) minus all assets customarily considered intangible under generally accepted accounting principles (including, for example, but not by way of limitation, goodwill), all assets located anywhere other than in the United States of America, all debt and any value ascribed to such Person's interest in this Agreement or in the Owner, and provided that all assets shall be valued based on current fair market value.

      "PARTNER" means any General Partner or any Limited Partner of the Partnership.


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

      "PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnershp of Plaza Camino Real L.P., dated as of January 1, 1994, among the General Partner and the Limited Partners.

      "PERSON" means any individual, partnership, firm, association, corporation or any other form of business entity.

      "TENANT" means all Persons using or in possession or occupation of any portion of the Project from time to time under any Lease.

     2. ENGAGEMENT. Subject to the terms and conditions set forth herein, Owner hereby (i) engages and authorizes Agent, as an independent contractor on Owner's behalf and as Owner's sole and exclusive agent, to manage, operate, and maintain the Project; and (ii) appoints Agent as its sole and exclusive leasing agent and representative for the Project, all for the period of time and upon the terms and conditions hereinafter set forth. Agent hereby accepts such engagement and appointment and shall make available to Owner the full benefit of the judgment, expertise, and advice of the members of Agent's organization and staff with respect to the foregoing appointment.

     3. AGENT'S OBLIGATIONS. Subject to the terms and conditions set forth herein, Agent shall immediately commence and with due diligence and in good faith perform all services necessary, proper, or appropriate for the management of the Project as a regional shopping center. In furtherance thereof, Agent shall, subject to the terms and conditions set forth herein (including without limitation, the obligation to obtain the consent of the Limited Partners under certain circumstances), promptly, fully, faithfully and in compliance with all applicable statutes, laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Property (collectively, "Legal Requirements"), perform, among other things, the following:

     (a) Throughout the continuation of this Agreement, furnish Owner with the following statements concerning the operation of the Project within thirty
(30) days after the end of each month:

      (i) An operating statement (an "Operating Statement"), showing monthly and year-to-date comparisons of actual income and expenses to the corresponding line items of the annual Operating Budget (as defined below) for such year;

      (ii)  a trial balance;

      (iii) a statement of the balance of each Partner's Capital Account (as such term is defined in the Partnership Agreement);


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          (iv)  a cash flow schedule;

          (v) a Tenant sales report showing sales by each Tenant on a per rentable square foot basis; and

          (vi)  a report of aged accounts receivable.

     (b) Throughout the continuation of this Agreement, furnish Owner, within forty-five (45) days after the end of each quarter, an updated leasing plan (a "Leasing Plan") showing the following: (a) a current rent roll;
(b) the status of leasing efforts, including negotiations with prospective tenants; (c) vacated and/or bankrupt Tenants noted as such; (d) calculations of reserves for bad debts; (e) a schedule identifying the spaces within the Project for which Leases are expected to expire or otherwise become vacant during the succeeding twelve month period and whether Agent recommends renewal of expiring tenancies; (f) for space for which Agent recommends renewal, the range of proposed rents, the range of lengths of the term of occupancy, the range of tenant allowances for improvements and such other economic terms for Lease renewals as Agent deems appropriate; (g) for space for which Agent does not recommend renewal of an existing Tenant's Lease or expects the space to otherwise become vacant, Agent's proposed list, in order of preference, of specific potential uses which might be most appropriate to obtain the best tenant mix for the Project as well as the range of economic terms for each such use. Agent is authorized to enter into any Lease renewals or new Leases which conform to the most recently delivered Leasing Plan. Owner shall make its personnel available to discuss on a regular basis changes in the Leasing Plan.

     (c) Not less than forty five (45) days before the beginning of each calendar year, prepare and submit to Owner for approval, with a copy to each Limited Partner, an operating budget (as and when approved, the "Operating Budget") setting forth an itemized statement of all anticipated revenues and expenditures relating to the operation and maintenance of the Project for the next calendar year (including, without limitation, all items set forth in Section 7.2 of the Partnership Agreement), the guidelines for the adoption and use of which shall be as follows:

          (i) Owner shall have thirty (30) days following actual receipt of such proposed Operating Budget in which to notify Agent of any objections it may have thereto and Owner agrees not to unreasonably object to the contents of the proposed Operating Budget and to specify the reason for any objections. If no such notice is given to Agent within such thirty
     (30) day period, such proposed Operating Budget shall be deemed approved for such calendar year. If, within such period, Owner objects as provided above to any item in the proposed Operating Budget or to such Operating Budget as a whole, until such time as there is agreement on the Operating Budget for the subsequent year, Agent shall manage the


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

     Project in accordance with the objected-to line item as contained in the Operating Budget for the current year or if the entire proposed Budget is objected to, in accordance with each line item as contained in the Operating Budget for the current year; PROVIDED that, the amount of each such line item shall be increased by multiplying the amount specified therein by a fraction, the numerator of which shall be the Index as of January 1 of the year for which the disputed Operating Budget has been submitted, and the denominator of which shall be the Index as of January 1 of the immediately preceding calendar year. The Operating Budget shall take into account, among other things, the general condition of the Project and shall provide for Working Capital Retentions (as defined in the Partnership Agreement) in at least the minimum amounts for the time periods set forth in Section 10.4 of the Partnership Agreement.

          (ii) Agent shall use its reasonable, diligent efforts to operate the Project within the Operating Budget. Other than in the event of an Emergency (as defined below), Agent shall not, without the prior written consent of Owner (which shall not be unreasonably withheld or delayed), make any expenditures or commitments for the account of Owner in connection with the operation or management of the Project which would cause the actual, aggregate annual expenses for the Project to be more than one hundred ten percent (110%) of the aggregate annual expenses approved in the Operating Budget. As used herein, "EMERGENCY" means an event in which Agent, in its reasonable judgment, must act immediately to (w) preserve and keep safe the Project; (x) avoid the suspension of any necessary service to or required by the Project, the Tenants, customers or invitees of the Project; (y) preserve the safety of employees, Tenants, customers or invitees of the Project or avoid danger to life or property at the Project; or (z) otherwise comply with Legal Requirements (as defined below), Insurance Requirements (as defined below) or the provisions of any Leases. Agent shall notify Owner of any disbursements made for any Emergency that in the aggregate exceed $50,000 (net of any such disbursements recoverable from Tenants) within forty-eight (48) hours after such disbursements are made.

     (d) Throughout the continuation of this Agreement, furnish Owner with the following statements concerning the operation of the Project:

          (i) Within one hundred twenty (120) days after the end of each calendar year, audited financial statements of the Partnership and the Project which shall contain a balance sheet as of the end of such calendar year, a statement of profit and loss, and a statement of cash flow for such calendar year, reported on by an independent certified public accountant reasonably acceptable to Owner; and


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

          (ii) Within seventy five (75) days after the end of each calendar year, a copy of the tax return of the Partnership for such calendar year.

     (e) Keep and maintain, at Agent's sole cost and expense, the books and records relating to the Project at Agent's principal office, unless Owner designates otherwise, which books and records shall be deemed to be the property of Owner. Owner or its duly authorized agents shall have the right to examine and copy such books and records at any time during normal business hours.

     (f) Secure prospective Tenants for the Project, lease or cause to be leased the Project in accordance with the most recently delivered Leasing Plan then in effect and any amendments thereto, and maintain good tenant relations with Tenants of the Project in a reasonable manner.

     (g) Bill Tenants of the Project for, and collect and deposit in the Bank Account (as defined below), all amounts due under the Leases, including, without limitation, all fixed rents, percentage rents and other sums, whether payable as additional rent or otherwise payable by such Tenants under their respective Leases or other parties under license, service or other agreements. Agent shall use its commercially reasonable efforts and methods to collect such amounts due under the Leases; provided, however, that Agent shall obtain the written consent of Owner prior to instituting any legal proceedings or arbitrations with respect to collection activities against Tenants. Agent's use of independent collection services or agencies to collect amounts due, including attorneys experienced in the field of landlord-tenant relations to prosecute defaults, under any of the Leases shall be at Owner's sole expense. All judicial proceedings shall be brought in Owner's name, and Owner shall reasonably cooperate with Agent in all such proceedings, which shall be at Owner's sole expense.

     (h) Use its diligent efforts to enforce the performance by Tenants of all requirements under their respective Leases and the observance by such Tenants of all rules and regulations of the Project, by all commercially reasonable means; provided, however, that Agent shall obtain the written consent of Owner prior to commencing legal proceedings to enforce any Lease.

     (i) Use its commercially reasonable efforts to maintain and repair the buildings and improvements comprising the Project so as to keep the same in a safe, sound, attractive and rentable condition, and to cause the Project to be maintained and operated in compliance with all applicable Legal Requirements, and hire such Persons and purchase or lease such equipment and supplies at reasonable rates and costs as may be necessary or desirable to accomplish the foregoing, all within the limits of the Operating Budget. Agent shall negotiate and administer contracts for


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electricity, gas, fuel supply, water, telephone, janitorial services, window washing, exterminating, equipment maintenance, trash handling and other contracts relating to the operation or maintenance of the Project.

     (j) Hire, discharge and supervise all temporary and permanent employees reasonably necessary for the on-site management, operation, maintenance and repair of the Project. All such personnel shall be independent contractors or employees of Agent.

     (k) Take all commercially reasonable steps to enforce all maintenance, service and supply contracts, guarantees, warranties, bonds and other contractual undertakings, if any, affecting the Project; provided, however, that Agent shall obtain the written consent of Owner prior to commencing legal proceedings with respect to such enforcement.

     (l) Take all commercially reasonable steps to avoid knowingly permitting the use of the Project for any purpose which might void or increase the premiums or reduce the coverage on any policies of insurance maintained by Owner or which might render any loss insured thereunder uncollectible (collectively, the "Insurance Requirements") or which would be in violation of any Legal Requirement; provided, however, that Agent shall obtain the written consent of Owner prior to commencing legal proceedings to enforce the use provisions of any Lease.

     (m) Take all commercially reasonable efforts to duly and punctually perform and comply with all of the obligations, terms and conditions required to be performed or complied with by Owner under (i) the Leases, (ii) any mortgages encumbering the Project, (iii) operating agreements, service agreements and other contractual agreements affecting the Project, (iv) the Legal Requirements and (v) the Insurance Requirements.

     (n) Promptly deliver to Owner copies of all notices from any insurance company, mortgagee, Tenant, anchor tenant at the Project or other party to the REA (as defined in the Partnership Agreement), or any other party given pursuant to a contractual agreement or otherwise relating to claimed breaches of contractual provisions or terminations, and from any governmental authority relating to a claimed violation of any Legal Requirement.

     (o) Organize and administer meetings with Owner, periodically or at the request of Owner, in person or telephonically, in order to review the status of the Project, Operating Budgets, other financial information and the Leasing Plan. The foregoing shall not be deemed to require Agent to deliver any such documents or information prior to the dates otherwise specifically set forth in this Agreement.

     (p) Establish, implement, execute and supervise an advertising and promotional program for the Project.


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

     (q) Review annually the tax assessments upon the Project and recommend to Owner when deemed reasonably appropriate by Agent that proceedings be instituted by Owner to contest or appeal such assessments.

     (r) Perform such other related normal management functions as shall pertain to the Project as contemplated by this Agreement.

     All services performed by Agent under the provisions of this Agreement shall be deemed to be performed for the benefit of Owner and all reasonable expenses properly incurred in connection with the performance of such services shall be the obligation of Owner, except as provided in Section 7(d) below. Notwithstanding any other provision hereof, Agent shall have no power or authority to take, and shall not take, any action in respect of the Project for which the consent of the Limited Partners is required pursuant to Section 7.1 of the Partnership Agreement without first having obtained such consent.

     4.   BANK ACCOUNT; HANDLING OF FUNDS.

     (a) For the benefit of Owner, Agent shall promptly deposit all revenues received by Agent from the Project and the Leases and other funds of every kind and nature received by Agent in respect of the Project or for the benefit of Owner pursuant to this Agreement in a deposit account (the "Bank Account") to be established by March 1, 1994 and maintained by Agent with a federally insured depositary institution acceptable to Owner. Agent shall have no right to commingle such funds. Agent shall keep Owner informed at all times with respect to the bank in which the Bank Account is maintained, the name under which the Bank Account is kept, the number of the Bank Account and the names and titles of officers or employees of Agent who may draw upon the Bank Account. Agent shall have the right to withdraw or cause to be disbursed from the Bank Account sufficient funds necessary for the performance of its obligations hereunder; provided that the item or purpose for which any such withdrawal or disbursement is to be made (i) has previously been approved by Owner as part of the approved Operating Budget or otherwise in writing, (ii) does not result in the actual, aggregate annual expenses for the Project exceeding one hundred ten percent (110%) of the aggregate annual expenses approved in the Operating Budget or
(iii) in respect of an Emergency.  Except for disbursements permitted by clauses
(i), (ii) and (iii) above and as otherwise specifically provided for in this Agreement, Agent shall not have any authority to disburse funds of Owner or any other revenues or other funds in respect of the Project from the Bank Account without the prior written consent of Owner.

     (b) In the event that the revenues received by Agent from the Project for any month, together with any balance in the Bank Account, are insufficient to meet the expenses of operation of


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the Project for such month ("Operating Losses"), Agent shall immediately send notice thereof to Owner specifying the nature and amount of such Operating Losses and Owner shall deposit to the Bank Account sufficient funds to pay any past due accounts plus Agent's projected Operating Losses for the current month. Agent's obligation to pay the obligations of the Project and Owner under this Agreement or to perform any of its other obligations hereunder is conditioned upon the availability of sufficient funds (from a Person other than Agent) to perform such obligations, and Agent shall not be deemed in default of any provision of this Agreement for its failure to pay or discharge any operating expenses, taxes or other Property expenses if the balance of the Bank Account is insufficient to pay the same. Notwithstanding the foregoing, this limitation shall in no way affect the obligation or liability of the General Partner under the Partnership Agreement with respect to such obligations.

     (c) Owner hereby agrees to indemnify, defend and protect Agent and to hold Agent harmless from and against any and all causes of actions, losses, costs, damages, expenses or liabilities (including reasonable attorneys' fees and expenses and court costs) suffered or incurred by Agent as a direct result of Owner's failure to advance funds to cover a deficiency in the Bank Account if:

          (i)       the expense relates solely to the Project;

          (ii) the deficiency in the Bank Account has not been caused by Agent's gross negligence, willful misconduct or default in the performance or observance of any term, condition or covenant contained in this Agreement; and

          (iii) Agent promptly notified Owner of the existence and the amount of the deficiency in accordance with Section 4(b) above.

     (d) At least quarterly, after allowing for (i) Working Capital Retentions consistent with the Operating Budget (in the minimum amounts required by Section
10.4 of the Partnership Agreement) to be held for the payment of operating expenses, capitalized and deferred expenditures and real estate taxes thereafter coming due and payable and for other items in the Operating Budget which may not be operating expenses, and (ii) the maintenance of a contingency reserve of $75,000 together with a proper accounting, Agent shall remit the net amount due to Owner.

     5. INSURANCE. Agent shall assist Owner in formulating, and, subject to the Operating Budget, implementing in accordance with commercially reasonable standards, an insurance program for the Project. Agent shall procure and maintain all insurance required pursuant to such insurance program, the applicable Operating Budget and any mortgage or deed of trust encumbering the


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Property. Agent shall have no liability on account of Agent's failure to procure any particular type of insurance coverage that becomes prohibitively expensive or generally unavailable.

     (a) Agent shall cause all insurance covering the Project to be placed with an insurance company or companies authorized or licensed to do business as an insurance company in the State of California. All such insurance shall be obtained at Owner's expense in accordance with the then current Operating Budget, provided that Owner shall be charged Agent's actual cost after taking into account the benefit, if any, of favorable rates or discounts available to Agent as a result of such insurance being part of a blanket or umbrella policy covering other real estate projects owned or managed by Agent. Agent shall cause copies of the insurance policies to be delivered to Owner promptly upon the issuance or renewal of each policy. Each such insurance policy shall state that no cancellation or amendment thereof shall be effected unless and until thirty (30) days prior written notice is provided to Agent and Owner. All such policies of insurance shall name Owner as named insured, Agent and the Limited Partners of Owner as additional insureds, as their respective interests may appear, and shall contain a leader's loss payable endorsement as required by any mortgage encumbering the Project. Agent shall deliver all policies, including additional and renewal policies, together with evidence of payment of premiums thereon, to Owner and, in the case of insurance about to expire, shall deliver reasonable evidence of coverage not less than seven (7) days after their respective dates of expiration.

     (b) From time to time, if deemed necessary or prudent by Owner, the coverage levels and deductible provisions of the insurance policies required by this Section shall be reevaluated by an appraiser approved by Owner and Agent, and Agent shall cause appropriate amendments to such policies to be made; provided, however, that Agent shall effect no material change in the coverage of such provisions without Owner's prior written approval. Agent shall notify Owner of such reevaluations, appraisals and amendments to policies.

     (c) Agent shall not obtain, carry or cause to be carried separate insurance concurrent in form or contributing in the event of loss with that required by this Section unless Owner is included therein as named insured and the Limited Partners of Owner are named therein as additional insureds. Agent shall immediately notify Owner whenever any such separate insurance is obtained and shall deliver to Owner a copy of such policy or policies.

     (d) Agent shall promptly give notice to the appropriate insurance companies that have issued policies on the Project of all accidents, incidents, occurrences and claims for damage arising out of or relating to the use, occupancy, ownership, operations and maintenance of the Project, and shall prepare a

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

full written report thereon, including a report of any injuries, and of any damage to or destruction of the Project and the estimated cost of repair. Agent shall promptly and in the manner required by the appropriate policy or policies of insurance, file all claims and shall use its reasonable efforts to obtain payment therefor.

     6. TAXES. Agent shall promptly advise Owner of all matters coming to its attention pertaining to real and personal property taxes and assessments due on the Project. All real and personal property taxes and assessments respecting the property included within the Project shall be paid by Agent out of the Bank Account.

     7.  COMPENSATION OF AGENT.

     (a) In consideration of all management services to be performed by Agent under or pursuant to the terms of this Agreement, Owner shall pay to Agent a monthly fee (the "Management Fee") in an amount equal to 4% of the Operating Income from the Project, payable monthly, in arrears. Agent is hereby authorized to pay itself the Management Fee for each month on or at any time after the first of the month after the month for which such Management Fee is due. As used herein, the term "Operating Income", for any month, means the sum of (i) minimum rent, ground rent and percentage rent payable under all Leases (including, without limitation, all revenue from permanent or temporary Leases of kiosks or cart spaces), (ii) all security deposits that have been applied to rent payable to Owner under the Leases,
(iii) proceeds from any litigation wherein damages equivalent to or based upon rent payable to Owner from a defaulted Tenant are recovered, net of the expense of collection thereof, and (iv) revenues payable to Owner resulting from the provision at the Project of music, vending machines and telephone service, net of amounts payable to the providers of such services. Operating Income shall not include any payments by Tenants in respect of common area maintenance charges, enclosed mall operating expenses, taxes, insurance, utilities or any other obligation of any Tenant that is in the nature of a reimbursement of or advance against pass through expenses or capital improvements, whether or not denominated as "additional rent" under any Lease.

     (b) In consideration of all leasing services to be performed by Agent under or pursuant to the terms of this Agreement, Owner shall pay to Agent a fee (the "Leasing Fee") aggregating $200,000 for each calendar year, payable monthly, in arrears. Agent is hereby authorized to pay itself the Leasing Fee from the Bank Account on or at any time after the first day of the month after the month for which such Leasing Fee is due. The Leasing Fee shall be in lieu of any other finder's fee or other compensation to which Agent might otherwise be entitled in connection with any new Lease or renewal of an existing Lease, or which Owner might otherwise be required to pay to any participating or

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

cooperating broker or finder, it being understood that Agent shall be solely responsible for the payment of such other compensation.

     (c) In the event that there are insufficient funds in the Bank Account to pay the Management Fee or the Leasing Fee due for any month during the term of this Agreement, then if Owner does not pay the amount of such Management Fee or Leasing Fee within ten (10) business days after receipt of notice of such insufficiency, such unpaid Management Fee or Leasing Fee shall bear interest at a rate equal to three percent (3%) over the base reference or "prime" rate then announced by Boatmen's Bank, N.A., St. Louis, Missouri (the "Prime Rate"), compounded annually, for the period from the date such Management Fee or Leasing Fee was due until the date that it is paid in full by Owner to Agent.

     (d) Agent shall be entitled to reimbursement of all costs and expenses incurred in connection with the performance of its obligations hereunder, except for (a) salaries and wages paid by Agent or any Affiliate of Agent to any leasing representative(s), (b) any real estate broker's or agent commissions or finder's fees, (c) attorneys' fees incurred or expended in connection with the negotiation and preparation of any Leases and any amendments or supplements thereto or renewals thereof ("Leasing Legal Fees"), and (d) costs of accounting services in respect of the preparation of the statements referred to in Sections 3(a) and 3(e) hereof. Notwithstanding the foregoing, attorneys' fees incurred or expended for all legal services other than Leasing Legal Fees, including, without limitation, (x) enforcement of Leases, (y) defense of Agent or Owner with respect to any Lease and (z) amendments or supplements to Leases executed in settlement or resolution of any controversies or disputes arising out of any Lease, shall be deemed reimbursable operating expenses and may be paid for by Agent from available funds in the Bank Account.

     8. AGENT'S STAFF; COUNSEL. Agent agrees that the staff available to it for work hereunder shall at all times consist of a sufficient number of appropriately trained and otherwise qualified personnel to enable it to carry out its obligations pursuant to this Agreement. Agent further agrees that it shall use at least so much of the time and effort of such personnel as is reasonable to insure proper performance of Agent's obligations under this Agreement. Whenever legal services of outside counsel are required in Agent's sole discretion in order for Agent to perform properly any of the services described herein, such services shall be performed by counsel representing and, except as provided in Section 7(d), paid by Owner or with funds of Owner available in the Bank Account.

     9. TERM. The term of this Agreement shall be for a period commencing on January 1, 1994 (the "Commencement Date") and,

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

unless earlier terminated as provided in this Agreement, shall expire upon the termination of the Partnership Agreement.

     10. TERMINATION BY OWNER. This Agreement may be terminated at the sole option of Owner, which option may be exercised by Owner giving Agent written notice of such termination after occurrence of any of the following:

     (a) Agent commits a breach hereunder which breach is not cured (i) within five (5) days with respect to a breach relating to payments of money to Owner, the payment of premiums for insurance policies required hereunder or the payment of real or personal property taxes or assessments, or (ii) within thirty (30) days with respect to a nonmonetary breach, in either case after receipt by Agent of a written notice setting forth and describing such breach and requesting the same to be remedied within such time period; provided, that if the time required to cure and remedy such nonmonetary breach shall exceed thirty (30) days, such thirty (30) day period shall be extended for the period reasonably required to cure and remedy such breach (but in no event longer than 120 days), so long as curative efforts are commenced by Agent as soon as reasonably practicable in view of all circumstances and are diligently prosecuted by Agent to completion. With respect to any such nonmonetary breach, provided that Agent delivers to Owner prior notice, such curative period shall be extended for such length of time as curative efforts may not be commenced or prosecuted by Agent due to strikes, work stoppage, inclement weather, failure of deliveries, or other causes beyond the reasonable control of Agent, including, without limitation, any matter set forth in Article XII of the Partnership Agreement, the provisions of which are incorporated herein.

     (b) The General Partner assigns or transfers its interest in Owner to, or substitutes for itself as general partner of the Owner, any other Person who is not an Affiliate of General Partner, other than in accordance with the provisions of the Partnership Agreement or General Partner ceases for any other reason to be a general partner of Owner.

     (c)  Agent assigns or transfers its interest hereunder in violation of
Section 14 below.

     (d) (i) Agent files a petition for the appointment of a trustee, liquidator or receiver of all or substantially all of its assets, or commences any proceeding relating to itself under any bankruptcy, reorganization, or similar law for the protection of creditors; (ii) any such application is filed or proceeding is commenced against Agent and Agent fails to cause such proceeding to be stayed or vacated within thirty (30) days after the filing or commencement thereof, or an order is entered appointing any such trustee, liquidator or receiver or approving a petition in any such proceedings and such order remains unvacated and unstayed for more than ninety (90) days, or (iii) there is an attachment, judgment or levy against the Project or any portion thereof which is not vacated, dismissed or released within ninety (90) days after the filing thereof.

     11. TERMINATION BY AGENT. This Agreement may be terminated at the sole option of Agent, which option may be exercised by Agent giving Owner written notice of such termination after Owner commits a material breach hereunder, which breach is not cured within thirty (30) days after receipt by Owner of a written notice setting forth and describing such breach and requesting the same to be remedied within such thirty day period; provided, that if the time required to cure and remedy such breach shall exceed thirty (30) days, such thirty (30) day period shall be extended for the period required to cure and remedy such breach, so long as curative efforts are commenced by Owner as soon as reasonably practicable in view of all circumstances and are diligently prosecuted by Owner to completion. With respect to any such breach which would not be remedied by mere monetary payment, such curative period shall be extended for such period of time as curative efforts may not be commenced or prosecuted by Owner due to strikes, work stoppage, inclement weather, failure of deliveries or other causes beyond the reasonable control of Owner, including, without limitation, any matter set forth in Article XII of the Partnership Agreement, the provisions of which are incorporated herein.

     12. POST-TERMINATION OBLIGATIONS OF THE PARTIES. Upon the effective date of termination of this Agreement (the "Termination Date"):

     (a) Owner shall assume any contracts which may have been entered into by Agent in its own name relating to the management of the Project (provided that such contracts were entered into in accordance with the terms and conditions of this Agreement). Owner hereby agrees to indemnify, defend and hold harmless Agent from and against any and all losses, damages, costs, expenses and liabilities (including, without limitation, attorneys' fees and costs) arising out of or as a result of any action (to the extent done in accordance with the terms and conditions of such contract) or inaction relating to any such contract by Agent after the effective date of such termination. Agent shall execute and deliver to Owner such documents of transfer and assignment as may be reasonably required to vest in Owner all of Agent's rights under any and all contracts required to be assumed by Owner hereunder.

     (b) Owner shall be responsible for, and shall indemnify, defend and hold harmless Agent from and against, all unpaid costs, charges, invoices or claims in respect of services, materials, and supplies, if any, which may have been ordered by Agent in accordance with the provisions of this Agreement.

     (c)  In the event of any termination of this Agreement pursuant to
Section 11 above, Owner shall pay to Agent the Management Fee, the Leasing Fee, reimbursable expenses, interest pursuant to any provision hereof, and all other compensation properly payable to Agent hereunder through the Termination Date. Agent shall receive no further compensation, except that Agent shall have the right to receive any payment owed at such time with respect to matters occurring between the date of the last payment and the Termination Date.

     (d) On or before the Termination Date, (i) Agent and any Affiliate of Agent holding funds of Owner shall pay over to Owner all monies held by it for the account of Owner, including without limitation, monies held in the Bank Account, less the amount of any compensation, advances or other sums due Agent pursuant to this Agreement accrued to the date of termination, (ii) Agent shall deliver to Owner all records relating to its management of the Project and all inventory of supplies, materials and equipment on hand and
(iii) Agent shall assign and transfer over to Owner or Owner's designee the Bank Account.

     (e) Agent shall use its commercially reasonable effort to facilitate the transition of any succeeding manager of the Project.

     (f) Neither party shall be relieved of any of its obligations theretofore accrued under this Agreement prior to the effective date of such termination.

     (g) If termination shall result from an event described in Section 10 or Section 11, Agent or Owner, as the case may be, shall be liable to the other party hereto for any damage caused by the events giving rise to such termination.

     (h) All past due amounts payable by either party hereto to the other party shall bear interest from the date on which such payment becomes due until paid at the Prime Rate.

     (i) The provisions of this Section 12 shall survive the termination of this Agreement.

     13.  INDEMNITIES.

     (a) Agent hereby agrees to indemnify, defend and protect Owner and each of Owner's constituent partners and their respective officers, directors, trustees and executors (such persons collectively called "the indemnified parties" for the purposes of this Section 13(a), and hold each of the indemnified parties harmless against all losses, damages, costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses and court costs) incurred by the indemnified parties by reason of any claim or demand being made upon or any action taken against any of the indemnified parties arising from Agent's gross negligence or willful misconduct or any breach or failure to perform any of Agent's covenants, obligations, warranties or representations contained in this Agreement. The indemnified parties shall, in good faith, endeavor to notify Agent in writing as to every such claim, demand or action against the indemnified parties within ten (10) business days after the indemnified parties become aware that such claim or demand has been made or such action has been taken. A good faith failure to notify Agent shall not limit Agent's liability under this Section.

     (b) Owner hereby agrees to indemnify, defend and protect Agent and each of Agent's officers and directors (each such person collectively called "the indemnified parties" for the purposes of this Section 13(b), and hold each of the indemnified parties harmless against all losses, damages, costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses and court costs) incurred by the indemnified parties by reason of any claim or demand being made upon or any action taken against any of the indemnified parties arising from (i) any gross negligence or willful misconduct of Owner, or any breach or failure to perform any of Owner's covenants, obligations, warranties or representations contained in this Agreement, or (ii) any act taken or omission made by Agent in the performance of its obligations under this Agreement, which act or omission was within the express or implied scope of authority conferred by this Agreement or otherwise by Owner, and is not the result of Agent's gross negligence, willful misconduct or default in the performance or observance of any term, condition or covenant contained in this Agreement. The indemnified parties shall, in good faith, endeavor to notify Owner in writing as to every such claim, demand or action against the indemnified parties within ten (10) business days after the indemnified parties become aware that such claim or demand has been made or such action has been taken. A good faith failure to notify Owner shall not limit Owner's liability under this Section. Owner shall obtain and maintain as part of any liability insurance covering the Project pursuant to Section 5 hereof a contractual liability endorsement specifically referencing this Section 13(b).

     (c) No person who shall be engaged as an independent contractor by either Owner, Agent, or both, shall be considered an employee, servant, agent, or other person that either Owner or Agent (as the case may be) shall be obligated to indemnify for the purposes of this Section. The indemnities contained in this Section 13 shall survive the termination of this Agreement.

     14. ASSIGNMENT. Notwithstanding anything to the contrary contained herein, the sale, transfer or assignment of the stock of Agent or any direct or indirect shareholder of Agent shall not require the consent of the Owner. Except as set forth below, Agent shall not, assign, transfer, mortgage, pledge, sell, hypothecate, or otherwise encumber (or permit any of the forego-

ing) in any manner or by any means whatsoever, whether voluntarily or by operation of law, all or any part of its interest in or obligations arising out of this Agreement, other than pursuant to a collateral pledge or security agreement which provides that, in the event of any enforcement thereof, in no event would Agent's obligations hereunder be assigned or transferred without the prior written consent of Owner, which consent may be withheld in Owner's sole discretion. Notwithstanding anything contained herein to the contrary, no Owner consent shall be required for the transfer of Agent's interest in or obligations arising out of this Agreement to (a) an Affiliate of Agent provided such Affiliate either (i) has a Net Worth (as determined from its current financial statements for the year of such assignment or the calendar year immediately preceding the year of assignment in the case where no financial statements have yet been prepared for the calendar year of such assignment) of not less than $20,000,000 or (ii) has all of its obligations guaranteed by a guarantor (a "Guarantor") having a Net Worth of not less than $20,000,000 determined as set forth above pursuant to a guaranty in form and substance reasonably satisfactory to the Owner, or (b) the permitted transferee of the partnership interest of the General Partner in the Owner. In the event of an assignment to an Affiliate pursuant to clause (a)(i) or
(ii) above, such Affiliate or its Guarantor shall covenant not to voluntarily reduce its Net Worth, including, without limitation, by means of any divestiture or disposition of assets, creation of liabilities or creation or acquiescence to a lien or pledge of assets, or any distribution, dividend or redemption in connection with stock or another ownership interest to below $25,000,000. Notwithstanding the foregoing, this Agreement shall be deemed to have terminated if at any time following such an assignment a direct or indirect owner of the then Agent hereunder is not a direct or indirect owner of a substantial economic interest in the General Partner.

     15. NOTICES. All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be effective if given by personal delivery, commercial messenger service, telecopy, telex, telegram, cablegram, or registered or certified mail, return receipt requested. Notices and other communications which are so mailed shall be deemed to have been given upon receipt. Notices shall be addressed as follows:

          TO AGENT:

                    CenterMark Properties, Inc.
                    611 Olive Street, Suite 1555
                    St. Louis, Missouri 63101
                    Telecopy No.:  (314) 342-6925
                    Attention: President & Chief Executive Officer with copy to:

                    CenterMark Properties, Inc.
                    611 Olive Street, Suite 1555
                    St. Louis, Missouri 63101
                    Telecopy No.:  (314) 342-6987
                    Attention:  Legal Department

          TO OWNER:

                    Plaza Camino Real
                    c/o CenterMark Properties, Inc.
                    611 Olive Street, Suite 1555
                    St. Louis, Missouri 63101
                    Telecopy No.:  (314) 342-6925
                    Attention:  President & Chief Executive Officer

or to such other address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Section.

     16. FURTHER ASSURANCES. Each party hereto agrees to execute and deliver any and all instruments, agreements and other documents reasonably necessary to effect the acts contemplated hereby.

     17. INTERPRETATION. This Agreement, including any exhibits attached hereto, shall be construed under and in accordance with and governed by the internal laws of the State of California. Unless otherwise stated, section references herein refer to the corresponding provisions of this Agreement. The captions set forth herein are for convenience only and shall not affect the meaning of any of the terms of this Agreement. The use herein of the singular or plural number or any gender shall be deemed interchangeable to give the subject term the broadest and most appropriate meaning wherever the sense of this Agreement allows. This Agreement (including incorporated provisions of the Partnership Agreement) sets forth the entire agreement between the parties, and no amendment or alteration hereof or change hereto shall be binding unless the same shall be in writing and signed by both of the parties hereto.

     18. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect other provisions of this Agreement or the applications thereof which can be given effect without the invalid provision or application, and to this end the parties hereto agree that the provisions of this Agreement are and shall be severable.

     19. RIGHTS AND REMEDIES. All rights, privileges and remedies afforded the parties by this Agreement shall be cumulative and not exclusive, and the exercise of any one of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or available at law or equity.

     20. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties and any person claiming by, through or under any of the respective parties or their respective permitted successors or assigns.

     21. SPECIFIC PERFORMANCE AVAILABLE. The failure or refusal by a party to comply with any or all of the provisions of this Agreement shall entitle the other party to specific performance of the terms, covenants and conditions of this Agreement or any part hereof in addition to any and all other remedies available to such party at law or in equity.

     22. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer, or be construed as conferring (directly, contingently or otherwise), any rights or benefits on any Person that is not a party hereto, including any third-party beneficiary rights.

     23. CONSENT OR WAIVER. No consent or waiver, express or implied, by either party to this Agreement to, of or for any breach or default by the other party in performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or for any other breach or default in performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure of the other party to this Agreement or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

     24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       OWNER:

                                       PLAZA CAMINO REAL, a California
                                       limited partnership


                                       By:  CENTERMARK PROPERTIES, INC.,
                                            a Missouri corporation
                                            Its:  General Partner


                                       By:  /s/ Thomas E. Frost
                                           ----------------------------------
                                           Name:  Thomas E. Frost
                                           Title:  Senior Vice President
ATTEST:


----------------------------------

                                       AGENT:

                                       CENTERMARK PROPERTIES, INC.,
                                       a Missouri corporation


                                       By:  /s/ Thomas E. Frost
                                           ----------------------------------
                                           Name:  Thomas E. Frost
                                           Title:  Senior Vice President
ATTEST:


----------------------------------

                                   EXHIBIT A

                                   PARCEL A


     All that real property situated within the City of Carlsbad, the County of San Diego, State of California, described as follows:

     Those portions of Section 32, Township 11 South, Range 4 West, San Bernardino Meridian, according to official plat thereof and of Lots 40, 41, 42 and portions of Lots 39 and 13 through 17 inclusive and of Eucalyptus Street all of Hosp. Eucalyptus Forest Company's Tract, according to Map thereof No. 1135, filed in the office of the County Recorder of said County, described as follows:

     Beginning at the Southeast corner of the North Half of the Northeast Quarter of Section 31; thence along the South line of said North Half, South 89DEG., 17' 09" West, 1304.78 feet; thence South 810.00 feet; thence
South 75DEG. 30' East, 1265.00 feet; thence East 740.00 feet; thence
North 77DEG. 15' East, 840.55 feet more or less to the Westerly line of El Camino Real (80 Feet wide) as described in deed to the County of San Diego, recorded April 10, 1945 as Document No. 28857 of Official Records; thence Northerly along said Westerly line 952.22 feet, more or less to an angle point in the Southerly line of California State Highway as described in deed to the State of California, recorded September 8, 1984 as Document No. 163432 of Official Records; thence along the boundary line of said State Highway as follows: North 7DEG. 09' 55" West, 110.20 feet; North 56
DEG. 32' 58" West, 121.72 feet to a point in the arc of a 150.00 foot radius curve concave Southerly, a radial line of said curve bears North 28 DEG. 33' 27" East to said point, Westerly along said curve 81.31 feet through an angle of 31DEG. 03' 27", nontangent to said curve South 89
DEG. 12' 51" West, 167.13 feet to a point in the arc of a 205.00 foot radius curve concave Southerly, a radial line of said curve bears North 2 DEG. 30' West to said point, Westerly along said curve 125.78 feet through an angle of 35DEG. 09' 13" to a point of reversed curvature having a radius of 95.00 feet, Westerly and Northwesterly along said curve 185.96 feet through an angle of 112DEG. 09' 13" to the Southeast corner of that easement for drainage purposes granted to the State of California, recorded September 8, 1984 as Document No. 163432 of Official Records; thence leaving said curve and said Southerly line of California State Highway along the Southerly and Westerly lines of said drainage easement, South 74DEG. 30' West, 138.88 feet and North 15DEG. 19' 26" West, 35.45 feet, more or less to a point in the Southerly line of the land described under Parcel 1 in deed to the City of Oceanside, recorded April 20, 1959 as Document No. 77257 of Official Records; thence South 89DEG. 30' West along the Southerly line of said Parcel 1 a distance of 615.07 feet, more or less to the Point of Beginning.

     Excepting from said portions of Section 32 above all mineral rights and all oil, gas, petroleum or other hydrocarbon substances within or underlying said land without right of surface entry as reserved in deeds from Reginaldo Marron and Caroline Marron, recorded in Book 5699, page 284 of Official Records and in Book 7712, page 477 of Official Records, and further excepting, in addition to said reservation in the aforesaid deed, all of the oil, gas and other minerals and mineral rights in and under said portions of Section
32 lying beneath a depth of 500 feet from the surface of said land, and reserving the right of entry at any point in such land lying below said depth for the purpose of exploring, drilling, conveying and removal of any such substances and installation of equipment and pipelines for such purposes, provided that any such entry and activity upon said land for such purpose shall be carried out in such manner as to avoid any interference with the use of the surface of said land.